NOTICE OF REMARKETING RATE

$4,152,600
The Industrial Development Authority
of the County of Pima
Multifamily Housing Revenue Refunding Bonds
Series 1989D



First Bank National Association    The Industrial Development Authority
St. Paul, Minnesota                          of the County of Pima
                                           Tucson, Arizona
Stonybrook Partners Limited
  Partnership
Chicago, Illinois

      The undersigned, an authorized officer of Miller & Schroeder Financial, Inc., acting as Remarketing Agent pursuant to the Appointment of Successor Remarketing Agent dated as of September 23, 1994, and pursuant to that Trust Indenture dated as of October 1, 1989, between The Industrial Development Authority of the County of Pima, Arizona (the "Issuer"), and Security Pacific Bank Arizona, as trustee (the "Former Trustee") as amended by a First Supplemental Trust Indenture dated as of January 1, 1993 between the Issuer and Bank of America Arizona, as successor by merger to the Former Trustee, and First Bank National Association, as successor trustee (together, the "Indenture"), providing for the issuance of the above-captioned bonds (the "Bonds"), hereby gives notice that the Remarketing Rate (as defined in the Indenture) is 7 3/8% per annum effective as of October 1, 1994, and through October 1, 1999. The Remarketing Rate has been calculated according to Sections 2.02 and 3.01(b) of the Indenture, as the lowest interest rate which will enable the Bonds to be remarketed at a price equal to 100% of the principal amount of the Bonds for such period.

Dated:  September 23, 1994            MILLER & SCHROEDER FINANCIAL, INC.,
                                          as Remarketing Agent



                                      By:
                                             Authorized Officer